Exhibit 10.2

KBR SENIOR EXECUTIVE PERFORMANCE PAY PLAN

RESTATED JANUARY 1, 2011

INDEX

ARTICLE I		1
PURPOSE		1

ARTICLE II		1
DEFINITIONS		1

2.1	Definitions.	1
2.2	Number.	4
2.3	Headings.	4

ARTICLE III		4
PARTICIPATION		4

3.1	Participants.	4
3.2	Partial Plan Year Participation	4
3.3	No Right to Participate	5
3.4	Plan Exclusive	5
3.5	Consent to Dispute Resolution	5

ARTICLE IV		5
ADMINISTRATION		5

ARTICLE V		5
REWARD DETERMINATIONS		5

5.1	Performance Measures	5
5.2	Performance Requirements	5
5.3	Reward Determinations	6
5.4	Reward Opportunities	6
5.5	Discretionary Adjustments.	6

ARTICLE VI		6
DISTRIBUTION OF REWARDS		6

6.1	Form and Timing of Payment	6
6.2	Elective Deferral	7
6.3	Tax Withholding	7

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ARTICLE VII		7
TERMINATION OF EMPLOYMENT		7

7.1	Termination of Service During Plan Year.	7
7.2	Termination of Service After End of Plan Year But Prior to the Payment Date.	7

ARTICLE VIII		7
RIGHTS OF PARTICIPANTS AND BENEFICIARIES		7

8.1	Status as a Participant or Beneficiary.	7
8.2	Employment.	8
8.3	Nontransferability.	8
8.4	Nature of Plan.	8

ARTICLE IX		8
CORPORATE CHANGE		8

ARTICLE X		9
AMENDMENT AND TERMINATION		9

ARTICLE XI		9
MISCELLANEOUS		9

11.1	Governing Law.	9
11.2	Severability.	9
11.3	Successor.	9
11.4	Other Agreements.	9
11.5	Effective Date.	9

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KBR SENIOR EXECUTIVE PERFORMANCE PAY PLAN

The Board of Directors of KBR, Inc. (the “Board”) previously established the KBR, Inc. 2006 Stock and Incentive Plan (the “2006 Plan”). Section XI of the 2006 Plan authorizes the Compensation Committee of the Board to grant “Performance Awards” with such terms as the Compensation Committee may establish in its discretion. Effective January 1, 2011 (except as otherwise indicated in specific provisions of the Plan), the Compensation Committee hereby restates this KBR Senior Executive Performance Pay Plan (the “Plan”) pursuant to the provisions of Article XI of the 2006 Plan. All awards under this Plan are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code to the extent such awards are made to participants who are “covered employees” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

ARTICLE I

PURPOSE

The purpose of the Plan is to reward management of the Company and its Affiliates for improving financial results which drive the creation of value for shareholders of the Company and thereby, serve to attract, motivate, reward, and retain high caliber employees required for the success of the Company. The Plan provides a means to link total and individual cash compensation to Company performance.

ARTICLE II

DEFINITIONS

2.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

“Affiliate” shall mean a Subsidiary of the Company or a division or designated group of the Company or a Subsidiary.

“Base Salary” shall mean the Participant’s annual base salary as determined on the first day of January during the applicable calendar year (or the first day an employee becomes eligible to participate in the Plan if such day occurs after the first day of January). For purposes of this calculation, Base Salary includes base salary a Participant could have received in cash in lieu of (i) contributions made on such Participant’s behalf to a qualified plan maintained by the Company or to any cafeteria plan under Section 125 of the Code maintained by the Company and (ii) deferrals of compensation made at the Participant’s election pursuant to a plan or arrangement of the Company or an Affiliate, but excluding any Rewards under this Plan and any other bonuses, incentive pay or special awards.

“Beneficiary” shall mean the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive the benefits specified under the Plan in the event of the Participant’s death prior to full payment of a Reward.

“Board of Directors” shall mean the Board of Directors of the Company.

“CEO” shall mean the Chief Executive Officer of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of Directors of the Company, appointed by the Board of Directors from among its members, no member of which shall be an employee of the Company or a Subsidiary.

“Common Stock” shall mean the common stock, par value $0.001 per share of KBR, Inc.

“Company” shall mean KBR, Inc. and its successors.

“Corporate Change” shall mean one of the following events: (i) the merger, consolidation or other reorganization of the Company in which the outstanding Common Stock is converted into or exchanged for a different class of securities of the Company, a class of securities of any other issuer (except a direct or indirect wholly owned Subsidiary), cash or property; (ii) the sale, lease or exchange of all or substantially all of the assets of the Company to another corporation or entity (except a direct or indirect wholly owned Subsidiary); (iii) the adoption by the stockholders of the Company of a plan of liquidation and dissolution; (iv) the acquisition (other than any acquisition pursuant to any other clause of this definition) by any person or entity, including, without limitation, a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, as contemplated by such Section, of more than twenty percent (based on voting power) of the Company’s outstanding capital stock, provided, however, that, this clause (iv) shall not apply to the acquisition or beneficial ownership by Halliburton Company of the Company’s outstanding capital stock so long as Halliburton Company is the beneficial owner of more than twenty percent (based on voting power) of the Company’s outstanding capital stock, unless and until such time as Halliburton Company shall cease to be the beneficial owner of more than twenty percent (based on voting power) of the Company’s outstanding capital stock and thereafter Halliburton Company, together with any persons or entities which could be included with Halliburton Company as a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, shall acquire beneficial ownership of more than twenty percent (based on voting power) of the Company’s outstanding capital stock; or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

“Dispute Resolution Program” shall mean the Halliburton Dispute Resolution Program or its successor, the KBR Dispute Resolution Program.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Officer” shall mean a full officer of the Company or an Affiliate.

“Participant” shall mean any active employee of the Company or an Affiliate who participates in the Plan pursuant to the provisions of Article III hereof. An employee shall not be eligible to participate in the Plan while on a leave of absence.

“Participant Category” shall mean a grouping of Participants determined in accordance with the applicable provisions of Article III.

“Payment Date” shall mean, with respect to a particular Plan Year, the date the Reward is actually paid, which shall be as soon as administratively practicable following the end of the applicable Plan Year, but in no event later than the March 15th following the applicable Plan Year.

“Performance Goals” shall mean, for a particular Plan Year, established levels of applicable Performance Measures.

“Performance Measures” shall mean the criteria used in determining Performance Goals for particular Participant Categories, which may include one or more of the performance measures identified in Article XI of the 2006 Plan. Performance Measures may vary from business unit to business unit and from Participant to Participant within a particular business unit as deemed appropriate.

“Plan” shall mean the KBR Senior Executive Performance Pay Plan restated effective January 1, 2011, and as the same may thereafter be amended from time to time.

“Plan Year” shall mean the calendar year ending each December 31.

“Reward” shall mean the dollar amount of incentive compensation payable to a Participant under the Plan for a Plan Year determined in accordance with Section 5.3.

“Reward Opportunity” shall mean, with respect to each Participant Category, incentive reward payment amounts, expressed as a percentage of Base Salary, which correspond to various levels of pre-established Performance Goals, determined pursuant to the Reward Schedule.

“Reward Schedule” shall mean the schedule which aligns the level of achievement of applicable Performance Goals with Reward Opportunities for a particular Plan Year, such that the level of achievement of the pre-established Performance Goals at the end of such Plan Year will determine the actual Reward.

“Senior Executive” shall mean (i) the CEO and (ii) any regular, full-time employee of the Company or an Affiliate who (A) is an Officer required to file reports with the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, (B) is an Officer who reports directly to the CEO, (C) is the Chief Accounting Officer of the Company, or (D) is the highest ranking management position (with at least a title of Director or above) with direct oversight over internal audits of the Company.

“Subsidiary” shall mean at any given time, a company (whether a corporation, partnership, limited liability company or other form of entity) in which the Company or any other of its Subsidiaries or both owns, directly or indirectly, an aggregate equity interest of 50% or more.

2.2 Number. Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular.

2.3 Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between headings and the text of the Plan, the text shall control.

ARTICLE III

PARTICIPATION

3.1 Participants. Active employees who are Senior Executives as of the beginning of each Plan Year shall be Participants for such Plan Year.

3.2 Partial Plan Year Participation. If, after the beginning of a Plan Year, an employee who was not previously a Participant for such Plan Year (i) is newly appointed or elected as a Senior Executive or (ii) returns to active employment as a Senior Executive following a leave of absence, such employee shall become a Participant effective with the first day of the month following such appointment or election or return to active service, as the case may be, for the balance of the Plan Year, on a prorated basis, unless the Committee shall determine, in its sole discretion, that the participation shall be delayed until the beginning of the next Plan Year.

If an employee who has previously been designated as a Participant for a particular Plan Year takes a leave of absence during such Plan Year, the Committee may exercise its discretion to reduce Participant’s rights to a Reward for such Plan Year on a prorated basis corresponding to that portion of the Plan Year during which he or she was no longer an active Participant, in which case the prorated portion of the Reward shall be paid in accordance with the provisions of Section 6.1.

Each Participant shall be assigned to a Participant Category at the time he or she becomes a Participant for a particular Plan Year. If a Participant thereafter incurs a change in status due to promotion, demotion, reassignment or transfer, such Participant’s Reward Opportunity shall be automatically adjusted to correspond with the Reward Opportunity for the new Participant Category, such adjustment to be made on a pro rata basis for the balance of the Plan Year effective with the first day of the month following such change in status, unless the Committee exercises its discretion to reduce Participant’s rights to a Reward for such Plan Year on a prorated basis corresponding to that portion of the Plan Year during which he or she had a change in status.

3.3 No Right to Participate. Except as provided in Sections 3.1 and 3.2, no Participant or other employee of the Company or an Affiliate shall, at any time, have a right to participate in the Plan for any Plan Year, notwithstanding having previously participated in the Plan.

3.4 Plan Exclusive. No employee shall simultaneously participate in this Plan and in any other short-term incentive plan of the Company or an Affiliate unless such employee’s participation in such other plan is approved by the CEO, or his delegate.

3.5 Consent to Dispute Resolution. Participation in the Plan constitutes consent by the Participant to be bound by the terms and conditions of the Dispute Resolution Program which in substance requires that all disputes arising out of or in any way related to employment with the Company or its Affiliates, including any disputes concerning the Plan, be resolved exclusively through such program, which includes binding arbitration as the last step.

ARTICLE IV

ADMINISTRATION

Each Plan Year, the Committee shall establish the basis for payments under the Plan in relation to given Performance Goals, as more fully described in Article V hereof, and, following the end of each Plan Year, determine the actual Reward payable for each Participant Category. The Committee shall construe and interpret the Plan, prescribe, amend and rescind rules, regulations and procedures relating to its administration and make all other determinations necessary or advisable for administration of the Plan. Decisions of the Committee shall be conclusive and binding. Subject only to compliance with the express provisions hereof, the Committee may act in its sole and absolute discretion with respect to matters within its authority under the Plan.

ARTICLE V

REWARD DETERMINATIONS

5.1 Performance Measures. A combination of Performance Measures shall be used in determining Performance Goals for any Plan Year.

5.2 Performance Requirements. No later than the first 90 days after the commencement of each Plan Year, (i) the Committee shall approve the Performance Measures applicable to certain Participants, and (ii) the Committee shall establish a Reward Schedule which aligns the level of achievement of applicable Performance Goals with Reward Opportunities, such that the level of achievement of the pre-established Performance Goals at the end of the Plan Year will determine the actual Reward.

5.3 Reward Determinations. After the end of each Plan Year, the Committee shall determine the extent to which the Performance Goals have been achieved, and the amount of the Reward shall be computed for each Participant in accordance with the Reward Schedule.

5.4 Reward Opportunities. The established Reward Opportunities may vary in relation to the Participant Categories and within the Participant Categories. In the event a Participant changes Participant Categories during a Plan Year, the Participant’s Reward Opportunities shall be adjusted in accordance with the applicable provisions of Section 3.2.

5.5 Discretionary Adjustments. Once established, Performance Goals will not be changed during the Plan Year. However, if the Committee, in its sole and absolute discretion, determines that there has been (i) a change in the business, operations, corporate, or capital structure, (ii) a change in the manner in which business is conducted, (iii) any incorrect assumptions, omissions, forecasting, or budgeting used in the initial establishment of the Performance Goals, or (iv) any other material change or event which will impact one or more Performance Goals in a manner the Committee did not intend, then the Committee may, reasonably contemporaneously with such change, incorrect forecasting or budgeting, or event, make negative adjustments to reduce or eliminate the compensation that was due upon attainment of the Performance Goals as it shall deem appropriate and equitable. In addition, if, within a two-year period beginning on the date that a Reward is paid, the basis upon which the Performance Goals were achieved for a Plan Year changes because of any material restatement of the Company’s financial results for the same Plan Year, and the Reward is determined to be an overpayment based on such Plan Year’s restated financial results, the Committee may, in its sole discretion, seek recovery of the amount of the Reward determined to be an overpayment or hold the overpayment as debit against future Rewards. Effective January 1, 2010, Rewards based on Performance Goals that are measured during 2010 or after and paid in 2011 or after shall be subject to the same clawback provision in the preceding sentence except that any clawback shall be based on a restatement of the Company’s financial results instead of a material restatement of the Company’s financial results. Notwithstanding the foregoing, the clawback in this Section 5.5 shall be automatically amended to meet any clawback policy adopted by the Company, including, but not limited to, any clawback policy adopted to satisfy the minimum clawback requirements adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations thereunder or any other applicable law.

ARTICLE VI

DISTRIBUTION OF REWARDS

6.1 Form and Timing of Payment. Except as otherwise provided below, the amount of each Reward shall be paid in a cash lump sum on the Payment Date. In the event of termination of a Participant’s employment prior to the Payment Date for any reason other than death (in which case payment shall be made in accordance with the applicable provisions of Article VII), the amount of any Reward (or prorated portion thereof) payable pursuant to the provisions of Sections 7.1 or 7.2 shall be paid in cash on the Payment Date.

6.2 Elective Deferral. Nothing herein shall be deemed to preclude a Participant’s election to defer receipt of a percentage of his or her Reward beyond the time such amount would have been payable hereunder pursuant to the KBR Elective Deferral Plan or other similar plan and in compliance with the requirements of Code Section 409A and related regulations and U.S. Department of Treasury pronouncements.

6.3 Tax Withholding. The Company or employing entity through which payment of a Reward is to be made shall have the right to deduct from any payment hereunder any amounts that Federal, state, local or foreign tax laws require with respect to such payments.

ARTICLE VII

TERMINATION OF EMPLOYMENT

7.1 Termination of Service During Plan Year. In the event a Participant’s employment is terminated prior to the last business day of a Plan Year for any reason other than death, normal retirement at or after age 65, or disability (as determined under the Company’s Long Term Disability Plan), all of such Participant’s rights to a Reward for such Plan Year shall be forfeited unless the Committee shall determine that such Participant’s Reward for such Plan Year shall be prorated based upon that portion of the Plan Year during which he or she was a Participant, in which case the prorated portion of the Reward shall be paid in accordance with the provisions of Section 6.1. In the case of death during the Plan Year, the prorated amount of such Participant’s Reward shall be paid to the Participant’s estate, or if there is no administration of the estate, to the heirs at law, on the Payment Date. In the case of disability or normal retirement at or after age 65, the prorated amount of a Participant’s Reward shall be paid in accordance with the provisions of Section 6.1.

7.2 Termination of Service After End of Plan Year But Prior to the Payment Date. If a Participant’s employment is terminated for any reason other than death, normal retirement at or after age 65, or disability (as determined under the Company’s Long Term Disability Plan) after the end of the applicable Plan Year, but prior to the Payment Date, or if a Participant is employed but is not in good standing with the Company (or its Affiliates), as determined in the absolute and sole discretion of the Compensation Committee, on the Payment Date, all of such Participant’s rights to a Reward for such Plan Year shall be forfeited. In the case of death after the end of the applicable Plan Year, but prior to the Payment Date, the amount of the Reward shall be paid to such Participant’s estate, or if there is no administration of the estate, to the heirs at law, as soon as practicable, but not later than the Payment Date. In the case of disability or normal retirement at or after age 65 after the end of the applicable Plan Year, but prior to the Payment Date, or in the absolute and sole discretion of the Compensation Committee, the amount of the Reward then unpaid shall be paid to the Participant in accordance with the provisions of Section 6.1.

ARTICLE VIII

RIGHTS OF PARTICIPANTS AND BENEFICIARIES

8.1 Status as a Participant or Beneficiary. Neither status as a Participant or Beneficiary shall be construed as a commitment that any Reward will be paid or payable under the Plan.

8.2 Employment. Nothing contained in the Plan, or in any document related to the Plan or to any Reward, shall confer upon any Participant any right to continue as an employee or in the employ of the Company or an Affiliate or constitute any contract or agreement of employment for a specific term or interfere in any way with the right of the Company or an Affiliate to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such person, with or without cause.

8.3 Nontransferability. No benefit payable under, or interest in, this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, debts, contracts, liabilities or torts of any Participant or Beneficiary; provided, however, that, nothing in this Section 8.3 shall prevent transfer (i) by will, (ii) by applicable laws of descent and distribution, or (iii) pursuant to an order that satisfies the requirements for a “qualified domestic relations order” as such term is defined in section 206(d)(3)(B) of ERISA and section 414(p)(1)(A) of the Code, including an order that requires distributions to an alternate payee prior to a Participant’s “earliest retirement age” as such term is defined in section 206(d)(3)(E)(ii) of ERISA and section 414(p)(4)(B) of the Code. Any attempt at transfer, assignment or other alienation prohibited by the preceding sentence shall be disregarded and all amounts payable hereunder shall be paid only in accordance with the provisions of the Plan.

8.4 Nature of Plan. No Participant, Beneficiary or other person shall have any right, title, or interest in any fund or in any specific asset of the Company or any Affiliate by reason of any Reward hereunder. There shall be no funding of any benefits which may become payable hereunder. Nothing contained in the Plan (or in any document related thereto), nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or an Affiliate and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment with respect to a Reward hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or other employing entity, as applicable. All amounts payable under the Plan shall be paid from the general assets of the Company or employing entity, as applicable, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts. Nothing in the Plan shall be deemed to give any employee any right to participate in the Plan except in accordance herewith.

ARTICLE IX

CORPORATE CHANGE

Unless otherwise provided in an agreement pursuant to Section 11.4, in the event of a Corporate Change, (i) with respect to a Participant’s Reward Opportunity for the Plan Year in which the Corporate Change occurred, such Participant shall be entitled to an immediate cash payment equal to the maximum amount of Reward he or she would have been entitled to receive for the Plan Year, prorated to the date of the Corporate Change; and (ii) with respect to a Corporate Change that occurs after the end of the Plan Year but prior to the Payment Date, a Participant shall be entitled to an immediate cash payment equal to the Reward earned for such Plan Year.

ARTICLE X

AMENDMENT AND TERMINATION

Notwithstanding anything herein to the contrary, the Committee may, at any time, terminate or, from time to time amend, modify or suspend the Plan; provided, however, that, without the prior consent of the Participants affected, no such action may adversely affect any rights or obligations with respect to any Rewards theretofore earned for a particular Plan Year, whether or not the amounts of such Rewards have been computed and whether or not such Rewards are then payable, subject to the Committee’s express rights as set forth herein.

ARTICLE XI

MISCELLANEOUS

11.1 Governing Law. The Plan and all related documents shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof, except to the extent preempted by federal law. The Federal Arbitration Act shall govern all matters with regard to arbitrability.

11.2 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

11.3 Successor. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

11.4 Other Agreements. The terms of this Plan shall not modify and shall be subject to the terms and conditions of any employment, severance, and/or change-in-control agreement between the Company (or a Subsidiary) and a Participant, including, but not limited to, the requirement for a double-trigger to provide for payment in connection with a Corporate Change rather than a single-trigger. Further, to the extent an umbrella program is established solely to provide funding to the Plan for purposes of complying with Section 162(m) of the Code, any payments under any employment, severance, and/or change-in-control agreement that are calculated based on the target bonus opportunity under the Plan shall be based on the sub-Plan target bonus opportunity (without applying any positive discretion) and not the target bonus opportunity under the umbrella program.

11.5 Effective Date. The effective date of this restatement is January 1, 2011. This Plan shall be effective from and after such date, and shall remain in effect until such time as it may be terminated or amended pursuant to Article X.